BRF S.A.

Listed Company of Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

EXTRACT FROM THE MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON AUGUST 5th, 2015

1.         DATE, TIME AND PLACE: Held virtually on August 5th , 2015, at 8:00 a.m., as permitted by Paragraph Two of Article 17 of the Company´s Articles of Incorporation.

2.        BOARD: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.        CALL OF MEETING AND ATTENDANCE: The call of meeting was duly made, under the Company’s Articles of Incorporation. All of the members of the Board of Directors on duty were present: Messrs Abilio dos Santos Diniz, Vicente Falconi Campos, Walter Fontana Filho, Luiz Fernando Furlan, José Carlos Reis de Magalhães Neto, Manoel Cordeiro Silva Filho, Paulo Guilherme Farah Correa, Henri Philippe Reichstul.

4.        AGENDA: Appointment of substitute Directors, pursuant to article 16, paragraph 5 of the Company's Articles of Incorporation and article 150 of Law 6,404 / 1976, due to the resignation of Mr. Sérgio Ricardo Miranda Nazaré for the post of member of the Board of Directors, dated July 30, 2015.

5.        DECISIONS: Upon commencing the meeting, verifying the attendance quorum to convene this meeting, the Members of the Board of Directors, due to the resignation of Mr. Sérgio Ricardo Miranda Nazaré for the post of member of the Board of Directors dated July 30, 2015 and effective from that date, approved, by unanimous vote and without reservations in accordance with the approval of the recommendation of the Finance Committee, Governance and Sustainability: (i) the election as member, Mr. Renato Proença Lopes, Brazilian, married, banker, bearer of Identity Card RG No. 21346776-8, CPF / MF under No. 216854998-30, with offices in the City of São Paulo, State of São Paulo, at Rua Hungria No. 1400, 5th floor, Jardim Europa neighborhood, CEP 01455-000; and (ii) the election as deputy, Mr. Sérgio Ricardo Miranda Nazaré, Brazilian, married, economist, bearer of Identity Card RG No. 664 181 SSP / DF, enrolled with the CPF / MF under No. 245212211-49 with offices in the City of São Paulo, State of São Paulo, at Rua Hungria No. 1400, 5th floor, Jardim Europa, CEP 01455-000. The elected members shall hold office until the Annual General Meeting to be held in 2016, in accordance with Article 16, paragraph 5 of the Company's Articles of Incorporation and article 150 of Law 6,404 / 1976. The tenure of the now elected Board of Directors member is subject to (i) the presentation of the clearance certificate, in accordance with applicable law; (ii) the signing of the instrument of investiture, drawn up in the Company's records; and (iii) the signing of the Instrument of Consent provided for in New Market Listing Rules of the BM&FBOVESPA.

6.        DOCUMENTS FILED AT THE COMPANY: The documents related to the subject of the agenda that support the decisions taken by the members of the Board of Directors and/or information provided during the meeting were filed at the Company´s head office.

BRF S.A.

Listed Company of Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

EXTRACT FROM THE MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON AUGUST 5th, 2015

7.        APPROVAL AND EXECUTION OF THE MINUTES: There being nothing else to deal with, the Chairman closed the meeting after the present minutes were drawn up, read by all, found to be in order and duly signed. São Paulo, August 5th, 2015. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Directors: Abilio dos Santos Diniz, Vicente Falconi Campos, Walter Fontana Filho, Luiz Fernando Furlan, José Carlos Reis de Magalhães Neto, Manoel Cordeiro Silva Filho, Paulo Guilherme Farah Correa, Henri Philippe Reichstul.

I certify that this is a true copy of the minutes in the book. 4, pages 98 to 99, the minutes of the Ordinary and Special Meetings of the Board of Directors.

_____________________________

Larissa Brack

Secretary